FOR IMMEDIATE RELEASE

Tweeter Home Entertainment Group Reports Sales for Its Third Fiscal Quarter Ending June 30, 2005

CANTON, MA, July 7, 2005 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its third fiscal quarter ended June 30, 2005. Total revenue from continuing operations increased slightly to $167 million from $166 million for the same period last year. Comparable store sales, which exclude closing stores, decreased 3.8%.

Joe McGuire, Interim CEO, said, “Once again, we aggressively grew sales in our in-home services division as home labor sales for the quarter surpassed $10 million, a 44% increase over the same quarter last year, and represented 5.8% of total revenue. In regions where our services offering is more mature, we are seeing positive comp store sales growth. The combination of Florida, Arizona and Texas had comps of 1% for the June quarter.”

McGuire continued, “Our store closing plan is proceeding as expected. As of this writing, 18 of the 19 identified stores are closed with no continuing sales or payroll associated with them. Eleven leases have either been terminated or sublet. The inventory in the 18 closed stores was successfully liquidated, which will be a negative factor to gross margin in the quarter. Total inventory at June 30th will be approximately $102 million, compared to $114 million this time last year.”

McGuire went on to say, “We saw some interesting trends materialize in April and May, as Tweeter’s television unit sales grew by about 12%, while the industry saw total units decline by about 2%. We are encouraged by the unit sales growth.”

“I am also pleased to announce that we have appointed Paul Burmeister as the company’s interim CFO,” added McGuire. “Paul joins us from Tatum Partners, a leading professional services firm that specializes in providing financial and information technology leadership.”

The company plans to release earnings for the quarter on Thursday, July 28, 2005 at 8:00 AM EDT. There will be a conference call to discuss the release at 10:30 AM EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00 AM EDT on Thursday, July 28, 2005. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Thursday, August 4, 2005 at 11:59 PM.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 160 stores under the Tweeter, hifi buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,400 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at
kmackinnon@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.